Exhibit 99.30

    Hydromer, Inc. Enters into a Supply and Support Agreement for
                       Nelaton Catheter Coatings


    BRANCHBURG, N.J.--(BUSINESS WIRE)--Sept. 6, 2007--Hydromer, Inc. (HYDI.OB - OTC BB; HDO - BSE), announces that it has entered into a Supply and Support Agreement with Ay Tibbi Cihazlar, a Turkish Medical company that manufactures and sells ostomy care, wound care and catheters. Under the terms of this annual self renewing agreement, Hydromer will supply Hydrophilic coating solutions to Ay Tibbi Cihazlar's Confort Healty Care (http://www.confortostomi.com) subsidiary for use on their Nelaton catheters. Nelaton catheters are short term urinary drainage catheters. The use of the hydrophilic Hydromer coating will serve to enhance the ease of catheter placement and removal, thus minimizing patient discomfort.

    In addition to having placed an initial order for our Hydromer coating solution, our client is to make quarterly Support Payments to Hydromer that are based on a percentage of their sales revenue once they launch this product.

    According to Martin von Dyck, Executive Vice President of Hydromer, Inc., "This is now our third such agreement to provide Hydromer coating technology for the hydrophilic coating of Nelaton catheters." Adding "Use of this type of urinary catheter is continuing to grow around the world and we are pleased to be one of the key providers of lubricious coating technology to this marketplace."

     Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Martin von Dyck, 908-722-5000
             Executive Vice President